2 Shareholder Letter Fourth Fiscal Quarter 2024

Fellow Affirm shareholders: We delivered excellent results in both the fourth fiscal quarter as well as full 2024 fiscal year. Just over two years ago, we set a public goal of achieving profitability on an adjusted operating income basis exiting FY’23. As our FY’23 ended, we were proud to report that we achieved this goal. Adjusted operating income in FQ4’23 was just $15 million, but it had a plus sign in front of it! One year later – now – our adjusted operating income is $381 million for the full FY’24, $150 million of it earned in the fourth fiscal quarter – thanks to continued product improvements, merchant growth, attentive risk management, and excellent capital execution. It is therefore only appropriate that we set another public goal today: we intend and expect to be profitable on a GAAP basis in our fourth fiscal quarter, and plan to operate the business while maintaining GAAP profitability thereafter. Growth is always the answer At its core, Affirm is a very simple business. We connect buyers to sellers, in a network for payments, where each transaction is an individually-priced, honest deal for the buyer and a genuinely incremental sale for the seller. So long as our transactional unit economics stay positive (and preferably in our target range of 3-4% revenue less transaction costs as a percentage of GMV), the path to reaching any profitability goal is simply more transactions. Fortunately, we see no shortage of demand for the honest financial products Affirm builds and the transactions these products enable. We grew GMV at a rate exceeding 30% and revenue at a rate exceeding 45% – in both the quarter and the fiscal year. Transactions on the Affirm network grew 42% year over year to 24.7 million in FQ4’24, and 15% sequentially vs. FQ3’24. Transactions per active consumer continued to increase, reaching 4.9 in FQ4’24. Consumers transacting quarterly or more often accounted for approximately 40% of all Affirm transactions in FY’24 (vs approximately 10% in FY’21). Turning to merchants, year-over-year growth in active merchant count accelerated for the third quarter in a row, exceeding 300,000 as of the end of FY’24, as we continued to make it easier to onboard Affirm and launched new products that resonated with both consumers and merchants. Today, we partner with the top three brands and commerce platforms in the U.S. by market share. By the end of this calendar year, we expect that Affirm will be natively integrated into four of the top digital wallets in North America. Yet, with GMV barely over 2% of U.S. and Canadian e-commerce, we’ve only just scratched the surface of our opportunity. We are committed to continuing to demonstrate operating leverage (it’s addictive once you get it right), but the governing constraint we feel today is the challenge of selecting which, of the many, growth opportunities to pursue now versus later. Our growth efforts are broadly divided into increasing consumer engagement and expanding network reach. Max Levchin Founder and CEO Gross Merchandise Volume (“GMV”) $7.2B +31% Revenue $659M +48% Revenue Less Transaction Costs (“RLTC”)1 $309M +70% Operating Income (Loss) ($73M) +$170M Adjusted Operating Income1 $150M +$135M Net Income (Loss) ($45M) +$161M All comparisons on a year-over-year basis 2Affirm FQ4’24 Shareholder Letter 1 Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter. FQ4’24 Highlights

Trailing Twelve Month Transactions and GMV Per Repeat Consumer defined as transactions or GMV from repeat consumers within the trailing twelve month period at measurement divided by the number of repeat consumers. Increasing consumer engagement Building on our roots in considered purchases, we have increased frequency of use and total spend with Affirm by offering merchant-subsidized 0% and low APR deals and expanding the network to support smaller-sized, more frequent transactions. Our consumer-first approach, unique features of the Affirm app, and the near-ubiquitous acceptance of the Affirm Card add reasons for consumers to use our services wherever and whenever they need us. We have plenty more to do, but the results so far speak for themselves. TBD… 3Affirm FQ4’24 Shareholder Letter Consumer Engagement By Acquisition Cohort The success of our continued efforts is even more apparent in cohortized repeat consumer transactions and GMV, shown on a trailing 12-month basis. Recent cohorts showcase the steady improvement in how quickly each cohort of repeat consumers ramps up their usage of Affirm in terms of both transaction frequency and total spend. Accelerating the first repeat and improving subsequent frequency remain our top goals. In FY’25, we expect to refine the Affirm Card experience further and integrate it better with the Affirm Money Account, expand our universal prequalification program, which helps consumers better budget their purchases, and continue to invest in our app user experience. Our personalized transactional incentives platform is live in our app and website with encouraging results, and we expect it to drive further engagement as we roll it out widely. Old language: We consider a consumer “repeat” once they transact with Affirm for the second time. In cohorts of recently acquired consumers, approximately 60% repeat within the first year, and the time to reach the second transaction is trending steadily shorter. This second transaction is something of a magic unlock: cohort retention of consumers that repeat within first twelve months is over 90%. Repeat Consumers by Acquisition Cohort Trailing Twelve Month Transactions Per Repeat Consumer Trailing Twelve Month GMV Per Repeat Consumer Repeat Consumer defined as a consumer that has transacted with Affirm at least twice. Chart calculated as Repeat Consumers within an acquisition cohort as of the measurement date divided by total consumers within the acquisition cohort. Repeat consumer defined as a consumer that has transacted with Affirm at least twice. Chart calculated as repeat consumers within an acquisition cohort as of the measurement date divided by total consumers within the acquisition cohort. Trailing Twelve Month Transactions and GMV Per Repeat Consumer defined as transactions and GMV, respectively, from repeat consumers within the trailing twelve month period divided by the number of total repeat consumers as of FQ4’24. For the purposes of the calculations used in creating these graphs, repeat consumers remained constant for each quarterly cohort presented. % of Consumers with Two or More Lifetime TransactionsWe consider a consumer “repeat” once they transact with Affirm for the second time. In cohorts of recently acquired consumers, approximately 60% repeat within the first year, and the time to reach the second transaction is trending steadily shorter. This second transaction is something of a magic unlock: on average, 90% of repeat consumers transacting on any given day will transact again in the next 12 months.

Expanding network reach

Ending FY'24, our network had over **300,000** integrated active merchants. While our consumers can transact at nearly *all* merchants in the U.S. and Canada with the Affirm Card, direct integrations help us deliver a truly differentiated user experience with Adaptive Checkout, underwrite each transaction more precisely, and maximize merchant sales with Affirm.

The sheer scale of our consumer base – we've underwritten about **50 million** Americans – has become a significant reason for merchants to add Affirm to their checkout pages. This drives more consumers to sign up (or repeat!) with Affirm, which, in turn, motivates more merchants to join us.

In FY'25 we are also focused on increasing reach and share of cart via our merchant platform and digital wallet partnerships. Digital wallets are estimated to have processed more than $700 billion in North America in calendar year '23, of which less than 1% was captured by Affirm, and we believe this represents a significant expansion opportunity for us.

One of our goals is to help merchants profitably grow sales. Recently announced Pay-in-2 and Pay-in-30-days ("Pay-in-X") are just some of our efforts to help address a wider variety of transactions while helping merchants lower the cost of payment acceptance, with more to come in FY'25.

Another network growth vector is the expansion beyond North America. As we complete the necessary product and engineering work, we've been active in the market for the last few quarters, and expect to officially launch in the UK before this calendar year wraps up.

While we are far from first to launch a pay-later product in Europe, we are encouraged by the merchant response to the Affirm way of treating consumers (no late fees, no deferred interest, no gotchas, no funny stuff!) and the unique products we bring to the market (flexible terms with customizable payment options).



Consistent Dollar-Based Net Expansion
109%
115%
117%
120%
114%
FQ4'23
FQ1'24
FQ2'24
FQ3'24
FQ4'24

Dollar-Based Net Expansion (DBNE) is based on the quarterly GMV of merchants during the measurement period for merchants that were active during the same quarter in the prior fiscal year, divided by the GMV for this group of merchants during the same quarter in the prior fiscal year. This calculation *excludes* GMV from outside the U.S., as well as GMV from Returnly, and direct-to-consumer products such as Affirm Card and one-time virtual cards.



GMV by Merchant Acquisition Cohort
Expansion multiple
$25B
$20B
$15B
$10B
$5B
FY'18 and prior
FY'19
FY'20
FY'21
FY'22
FY'23
FY'24
n.a.
1.1x
1.4x
2.9x
1.5x
2.7x
2.9x
FY'18
FY'19
FY'20
FY'21
FY'22
FY'23
FY'24

GMV is shown by the fiscal year in which it was realized. Merchant cohorts are based on the fiscal year in which a merchant was acquired by Affirm, with the acquisition date defined as the date that Affirm first captured a loan with a merchant. This chart excludes GMV from outside the U.S., as well as Returnly and direct to consumer products such as Affirm Card and one-time virtual cards. Expansion multiple defined as GMV realized during FY'24 for a given merchant cohort divided by the first 365 days of GMV after a merchant launched within the same merchant cohort.

Affirm FQ4'24 Shareholder Letter 4

5Affirm FQ4’24 Shareholder Letter Growing profitably The best insurance policy a payments and (especially) credit company can have against whatever macro headwinds come at us next is a strong, resilient margin structure. The last couple years of elevated Fed funds rate have given us a chance to demonstrate that Affirm’s most important advantage is our ability to find ways to win in very different macroeconomic conditions. Indeed, the $381 million of adjusted operating income we earned in FY’24 represents an adjusted operating margin increase from (5%) in FY’23 to 16% in FY’24. While credit didn’t get a lot of airplay in this letter, we are keeping a watchful eye on performance, which remains in line with our expectations. We are also pleased to report that the U.S. consumer continues to shop and to buy, and is more open-minded than ever to the idea of honest financial products that put them in control of their financial destiny. We made great progress in FY’24. The opportunities ahead of us are significant, and we are excited to take full advantage of them. Scaling the Affirm Card, amplifying engagement with personalized incentives, rolling out new integrations, going live in the UK, and doing it all while achieving GAAP profitability is our plan for FY’25, and we are off to a fine start. All of this can only be accomplished by a team of truly ambitious, insanely hard-working, deeply mission-driven people that is Affirm. Thank you Affirmers, and congratulations on another fantastic year. Onward, Max 1 Information about Affirm's use of non-GAAP financial measures is provided under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" and "Use of Non-GAAP Financial Measures" below, and reconciliations of GAAP results to non-GAAP results are provided in the tables at the end of this letter. FY’23 (5%) FY’23 (76%) FY’24 (27%) +49 pp FY’24 16% +21 pp All comparisons on a year-over-year basis Operating Margin Adjusted Operating Margin1

FQ4’24 Operating Highlights 6Affirm FQ4’24 Shareholder Letter Gross Merchandise Volume (GMV) grew 31% year over year to $7.2 billion and significantly outpaced overall e-commerce growth. GMV from our top five merchants and platform partners collectively grew 38% year over year, with continued gains in share of cart. GMV growth was diversified across categories and products, and all categories except sporting goods and outdoor grew year over year. The general merchandise category grew 45% year over year and was both the largest category and most substantial contributor to our overall growth rate. The travel and ticketing, electronics, and equipment and auto categories all grew more than 20% year over year. Direct-to-Consumer GMV (D2C GMV) grew 37% year over year to $1.9 billion. Within D2C, Affirm Card generated $507 million in GMV, up from $374 million during FQ3’24 and $129 million during FQ4’23. Active cardholder count grew approximately 30% quarter over quarter in FQ4’24, and we approached 1.2 million active cardholders at quarter end. Ongoing product improvements enabled us to expand card eligibility to more of our customer base and supported growth in active cardholders and GMV. Consistent with prior periods, card unit economics remained similar to that of Affirm overall. Although interest-bearing loans accounted for more than 80% of Card GMV at fiscal year end, the collective mix of Pay Now, Pay-in-X, and monthly 0% APR products increased consistently over the course of the fiscal year. The mix of card GMV may shift towards merchant-funded products such as Pay-in-X and monthly 0% as we harmonize merchant offers across surfaces. Active consumers excluding the discontinued Returnly business increased 19% year over year to 18.6 million as of June 30, 2024. Active merchant count increased 19% year over year to 303,000 as of June 30, 2024, marking our third consecutive quarter of acceleration in year-over-year growth of active merchant count as merchant acceptance of Affirm continues to increase.

FQ4’24 Financial Highlights 7Affirm FQ4’24 Shareholder Letter Revenue Total revenue grew 48% year over year to $659 million. Revenue as a percentage of GMV increased to 9.1%, compared to 8.1% in FQ4’23. The following factors contributed to revenue growth: ● Network revenue grew 28% year over year, in line with overall GMV growth. ● Interest income grew 57% year over year, driven by our pricing initiatives and growth in loans held for investment. ● Gain on sales of loans grew 116% as we sold more loans than in prior periods, with gain on sale benefitting in part from the 2024-X1 transaction. The increase in loans sold was driven by a combination of better funding market conditions, higher average revenue per dollar of GMV due to our pricing initiatives, and consistent execution by our Capital team. ● Servicing income was a small contributor to overall growth, again driven by an increase in loans sold, which led to a year-over-year increase in average off-balance sheet platform portfolio. Total Revenue As a percentage of GMV 9.1% +100 bps RLTC As a percentage of GMV 4.3% +100 bps Adj. Operating Income As a percentage of Revenue 23% +19 pp All comparisons on a year-over-year basis Operating Income (Loss) As a percentage of Revenue (11%) +44 pp

8Affirm FQ4’24 Shareholder Letter RLTC RLTC grew 70% year over year to $309 million, increasing 100 basis points to 4.3% of GMV compared to 3.3% of GMV in FQ4’23. RLTC as a percentage of GMV exceeded our long-term target of 3 to 4% due to the 2024-X1 securitization transaction, which was approximately a $30 million benefit to RLTC during the quarter. Excluding this transaction, RLTC as a percentage of GMV would still have been at the high end of our target range as we benefited from a stabilization in funding market conditions. Revenue as a percentage of GMV improved by 100 basis points, driven by an 80 basis point increase in interest income as a percentage of GMV. This increase reflected higher balances of interest-bearing loans held for investment and the pricing initiatives implemented in FY’23 and ’24. Gain on sales of loans as a percentage of GMV also increased by approximately 40 basis points as we sold more loans than in the same period during the prior fiscal year. Modestly offsetting these increases were declines in network revenue and servicing income as a percentage of GMV. *Other transaction costs include processing and servicing expense and loss on loan purchase commitment Year-over-Year Change in RLTC as a % of GMV Year-over-Year Change in Revenue as a % of GMV *Other revenue includes gain on sales of loans and servicing income

9Affirm FQ4’24 Shareholder Letter Operating Income (Loss) Operating Income improved $170 million to a ($73) million operating loss, compared to a ($244) million loss in FQ4’23. Operating Income as a percentage of revenue, or Operating Margin, was (11%) in the period, compared to (55%) during FQ4’23. Of the $73 million loss, $114 million was attributable to enterprise warrant and share-based expenses associated with warrants granted to two enterprise partners, and $65 million to employee stock-based compensation expense. The $170 million improvement in Operating Income was driven by a $43 million year-over-year reduction in other operating expenses excluding transaction costs and a $127 million increase in RLTC. Operating expenses declined in part due to the restructuring program announced in February 2023 and the realization of several operational efficiency efforts. The largest decline was in technology and data analytics expenses, which declined $28 million year over year as we reduced infrastructure expenses in absolute terms while growing GMV. Additionally, sales and marketing and general and administrative expenses collectively declined by $14 million year over year, with sales and marketing accounting for the majority of the decrease. Adjusted Operating Income Adjusted Operating Income increased $135 million year over year to $150 million, compared to $15 million Adjusted Operating Income in FQ4’23. Adjusted Operating Income as a percentage of Revenue, or Adjusted Operating Margin, was 23% during the period compared to 3% during FQ4’23. Adjusted Operating Income excludes the impact of enterprise warrant and share-based expenses, stock-based compensation expense, and other items. Approximately 90% of the year-over-year increase in adjusted operating income was due to the increase in RLTC. Non-GAAP other operating expenses also declined $9 million, or 5%, driven primarily by a decline in non-GAAP technology and data analytics expenses. Average Cost of Funds Slightly offsetting the increase in revenue as a percentage of GMV was an increase in average cost of funds, which contributed to approximately 20 basis points higher transaction costs as a percentage of GMV. These higher transaction costs were attributable to a higher benchmark interest rate environment as well as the growth in loans held for investment. Average funding costs increased approximately 70 basis points year over year, but have been stable at approximately 7.7% over the past three quarters. We believe our funding debt has now fully absorbed the increase in benchmark interest rates, which gives us further confidence in our 3 to 4% long-term RLTC as a percentage of GMV target range. Cost of funds defined as annualized funding costs divided by the average of funding debt and notes issued by securitization trusts during the period

10Affirm FQ4’24 Shareholder Letter Credit Quality 30+ day delinquencies excluding Pay in 4 and Peloton loans increased slightly both year over year and compared to FQ3’24. In line with normal seasonal behavior, we expect delinquencies to increase over the coming months and decline thereafter due to loans originated during the holiday shopping season. Year-over-Year Comparison: Monthly Installment Loan Ex-Peloton 30+ Day Delinquency Rate Net Income (Loss) Net income improved $161 million year over year to a ($45) million loss, compared to a loss of ($206) million in FQ4’23. The year-over-year improvement was primarily driven by a $127 million increase in RLTC and a $43 million decrease in Other Operating Expenses. Of the $43 million decrease in Other Operating Expenses, $37 million was attributable to a decline in stock-based compensation expense. Lesser factors were a slight year-over-year decrease in Other Income and increase in Income Tax Expense; these factors collectively were a $5 million headwind to Net Income on a year-over-year basis.

11Affirm FQ4’24 Shareholder Letter Cumulative Net Charge-offs by Origination Vintage: Monthly Installment Loans Monthly Installment Loans from FQ1’18 through FQ2’24 Dotted gray lines indicate pandemic-era cohorts (FQ3’20 through FQ4’21), solid gray lines indicate pre-pandemic cohorts. We continue to see strong performance from our recent vintages of Pay in 4 loans, with ultimate loss rates for vintages originated in fiscal year 2024 tracking towards less than 1% of GMV. Cumulative Net Charge-offs by Origination Vintage: Pay in 4 Loans Net charge-off performance Recent monthly installment loan cohorts are continuing to perform in-line with, or better than, historical cohorts that originated prior to the COVID pandemic on the basis of cumulative charge-offs as a percentage of GMV. Cohorts originated during FY’24 are also performing consistent with the cohorts originated during the same period in FY’23.

12Affirm FQ4’24 Shareholder Letter Capital and Funding Update Funding Capacity increased to $16.1 billion at the end of FQ4’24, up from $15.6 billion at the end of FQ3’24. This marked the sixth consecutive quarter that funding capacity increased as we continued to have healthy discussions with both existing and prospective investors across funding channels. This increase includes the expansion of our existing forward flow relationship with CPPIB Credit Investments Inc. (“CPP Investments”), which has committed $1.4 billion of capital in a multi-year agreement. We continued to execute in the ABS market, issuing $750 million in our 2024-A revolving ABS transaction in June, in addition to the $635 million 2024-X1 transaction in April. Consistent with our other recent transactions, both issuances were upsized and significantly oversubscribed. Since FQ3’23, each of our ABS transactions have priced well as evidenced by lower pricing spreads. In FY’24, we had total ABS issuances of $3.4 billion across six unique offerings. This issuance volume surpassed the previous high water mark achieved in FY’22 by 70%. We also continued to diversify our ABS investor base and now have more than 120 unique institutional partners investing in our offerings. We attribute this improved performance to a combination of execution on our strategic initiatives and a favorable market backdrop. As part of our commitment to build a programmatic ABS platform, we expect that we will soon benefit from an additional major ratings agency on our revolving ABS transactions. We believe that this is an important milestone as it may open up new pockets of capital and deepen interest across existing and new investors. We also anticipate that this increased demand will lead to an improvement in our cost of capital over time. Capital Allocation and Liquidity At the end of June, we had $2.1 billion in total liquidity split between cash and securities available for sale, similar to our total liquidity at both the end of March as well as the end of the prior fiscal year. Against this amount, we had $1.3 billion in convertible debt. As previously announced, in December 2023 the Affirm board of directors authorized the repurchase of up to $800 million in aggregate principal amount of our outstanding convertible debt during calendar year 2024. As of June 30, 2024, we repurchased $77 million in face value of our convertible debt for approximately $64 million in cash, resulting in a gain on repurchase of approximately $13 million under this authorization. Subsequent to quarter end through August 23, 2024, we repurchased an additional $141 million in face value of our convertible debt for approximately $120 million in cash, resulting in a gain on repurchase of approximately $20 million. Following these repurchases, as of August 23, 2024, approximately $1.2 billion of the convertible debt remains outstanding and the December repurchase authorization has $582 million in remaining capacity. Subject to market conditions, we will continue to evaluate opportunities to optimize the debt capital structure and proactively manage long-term liabilities. We may consider various approaches to execute any future convertible note repurchases. This could include open market purchases, privately negotiated purchases, purchase plans under Rule 10b5-1, or through a combination thereof.

Financial Outlook

	Fiscal Q1 2025	Fiscal 2025
GMV	$7.1 to $7.4 billion	More than $33.5 billion
Revenue	$640 to $670 million	At least 10 basis points higher than FY'24 as a % of GMV
Transaction Costs	$375 to $390 million	Similar to FY'24 as a % of GMV
Revenue Less Transaction Costs	$265 to $280 million	At least 10 basis points higher than FY'24 as a % of GMV
Adjusted Operating Margin[2]	14 to 16 percent	More than 18.4 percent
Weighted Average Shares Outstanding	319 million	323 million
Operating Income		Based upon our current forecast, we expect to achieve operating income profitability on a GAAP basis in FQ4'25 and plan to operate the business going forward in a manner designed to maintain profitability on this basis.

Assumptions Embedded within the Outlook

Enterprise warrant expense

- Expenses associated with amortization of the A through C tranches of warrants granted to an enterprise partner are expected to decline to $5 million per quarter in FQ3'25 and FQ4'25 compared to $74 million in FQ3'24 and $72 million in FQ4'24.
- FY'25 expenses associated with the "performance tranche" of warrants granted to the aforementioned enterprise partner are expected to be similar to FY'24.

Funding

- Equity Capital Required ("ECR") as a percentage of Total Platform Portfolio ("ECR Ratio") is expected to remain stable compared to FY'24.
- Based upon the current forward interest rate curve which is embedded in our outlook, benchmark interest rates are expected to decline in FY'25 which should be a tailwind to RLTC as a percentage of GMV.

Product and Go-to-Market Initiatives

- Our outlook includes the expected financial impact of our Affirm Money Account, the business-to-business (B2B) product, and our UK expansion. None of these initiatives are expected to be material growth contributors during FY'25.
- A recently-announced wallet partnership is not expected to contribute materially to financial results in FY'25. This reflects the early stage of the partnership which is currently pre-commercialization.

Seasonality

- The quarterly seasonality of FY'25 GMV is expected to be consistent with FY'24, with the second and fourth fiscal quarters showing elevated volumes.

[2]A reconciliation of adjusted operating margin to the comparable GAAP measure is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future.

Affirm FQ4'24 Shareholder Letter 13

Conference Call 14Affirm FQ4’24 Shareholder Letter Affirm will host a conference call and webcast to discuss fourth fiscal quarter 2024 financial results on August 28, 2024, at 5:00 pm ET. Hosting the call will be Max Levchin, Founder and Chief Executive Officer, and Michael Linford, Chief Financial Officer. The conference call will be webcast live from the Company’s investor relations website at https://investors.affirm.com. A replay will be available on the investor relations website following the call. Upcoming Investment Conferences Affirm will be attending the following upcoming investment conferences: Goldman Sachs Communacopia & Technology September 11, 2024 San Francisco, CA J.P. Morgan U.S. All Stars September 17, 2024 London, UK About Affirm Affirm’s mission is to deliver honest financial products that improve lives. By building a new kind of payment network – one based on trust, transparency and putting people first – we empower millions of consumers to spend and save responsibly, and give thousands of businesses the tools to fuel growth. Unlike most credit cards and other pay-over-time options, we show consumers exactly what they will pay up front, never increase that amount, and never charge any late or hidden fees. Contacts Investor Relations: ir@affirm.com Media: press@affirm.com

Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators

	Three Months Ended June 30,		Year ended June 30,	
	2024	2023	2024	2023
	(in millions, except GMV and percent data) (unaudited)			
GMV (in billions)	$ 7.2	$ 5.5	$ 26.6	$ 20.2
Total Transactions (count)	24.7	17.4	91.1	63.5
Total Revenue, net	$ 659.2	$ 445.8	$ 2,323.0	$ 1,588.0
Total Revenue as a % of GMV	9.1 %	8.1 %	8.7 %	7.9 %
Transaction Costs (Non-GAAP)	$ 349.8	$ 263.7	$ 1,328.5	$ 912.5
Transaction Costs as a % of GMV	4.8 %	4.8 %	5.0 %	4.5 %
Revenue Less Transaction Costs (Non-GAAP)	$ 309.4	$ 182.1	$ 994.5	$ 675.5
Revenue Less Transaction Costs as a % of GMV (Non-GAAP)	4.3 %	3.3 %	3.7 %	3.3 %
Operating Loss	$ (73.5)	$ (243.8)	$ (615.8)	$ (1,200.9)
Operating Margin	(11.1)%	(54.7)%	(26.5)%	(75.6)%
Adjusted Operating Income (Loss) (Non-GAAP)	$ 149.8	$ 14.7	$ 380.9	$ (72.3)
Adjusted Operating Margin (Non-GAAP)	22.7 %	3.3 %	16.4 %	(4.6)%
Net Loss	$ (45.1)	$ (206.0)	$ (517.8)	$ (985.3)

	June 30, 2024	June 30, 2023	June 30, 2022
		(unaudited)	
Active Consumers (in millions)	18.7	16.5	14.0
Transactions per Active Consumer	4.9	3.9	3.0
Active Merchants (in thousands)	303.0	254.1	234.8
Total Platform Portfolio (Non-GAAP) (in billions)	$ 11.0	$ 8.7	$ 7.1
Equity Capital Required (Non-GAAP) (in millions)	$ 596.3	$ 472.6	$ 206.1
Equity Capital Required as a % of Total Platform Portfolio (Non-GAAP)	5.4 %	5.4 %	2.9 %
Allowance for Credit Losses as a % of Loans Held for Investment	5.5 %	4.6 %	6.2 %

Affirm FQ4'24 Shareholder Letter 15

Key Operating Metrics Gross Merchandise Volume (“GMV”) - The Company defines GMV as the total dollar amount of all transactions on the Affirm platform during the applicable period, net of refunds. GMV does not represent revenue earned by the Company. However, the Company believes that GMV is a useful operating metric to both the Company and investors in assessing the volume of transactions that take place on the Company's platform, which is an indicator of the success of the Company's merchants and the strength of that platform. Active Consumers - The Company defines an active consumer as a consumer who engages in at least one transaction on its platform during the twelve months prior to the measurement date. The Company believes that active consumers is a useful operating metric to both the Company and investors in assessing consumer adoption and engagement and measuring the size of the Company's network. Transactions per Active Consumer - Transactions per active consumer is defined as the average number of transactions that an active consumer has conducted on its platform during the twelve months prior to the measurement date. The Company believes that transactions per active consumer is a useful operating metric to both the Company and investors in assessing consumer engagement and repeat usage, which is an indicator of the value of the Company's network. Non-GAAP Financial Measures Transaction Costs - The Company defines transaction costs as the sum of loss on loan purchase commitment, provision for credit losses, funding costs, and processing and servicing expense. The Company believes that transaction costs is a useful financial measure to both the Company and investors of those costs, which vary with the volume of transactions processed on the Company's platform. Transaction Costs as a Percentage of GMV - The Company defines transaction costs as a Percentage of GMV as transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors as it approximates the variable cost efficiency of transactions processed on the Company's platform. Revenue Less Transaction Costs (“RLTC”) - The Company defines revenue less transaction costs as GAAP total revenue less transaction costs, as defined above. The Company believes that revenue less transaction costs is a useful financial measure to both the Company and investors of the economic value generated by transactions processed on the Company's platform. Revenue Less Transaction Costs as a Percentage of GMV - The Company defines revenue less transaction costs as a percentage of GMV as revenue less transaction costs, as defined above, as a percentage of GMV, as defined above. The Company believes that revenue less transaction costs as a percentage of GMV is a useful financial measure to both the Company and investors of the unit economics of transactions processed on the Company's platform. Adjusted Operating Income - The Company defines adjusted operating income as its GAAP operating loss, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; (d) restructuring costs included in GAAP operating loss; and (e) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Adjusted operating income is presented because the Company believes that it is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. 16Affirm FQ4’24 Shareholder Letter

Adjusted Operating Margin - The Company defines adjusted operating margin as its adjusted operating income (loss), as defined above, as a percentage of its GAAP total revenue. Similar to adjusted operating income (loss), the Company believes that adjusted operating margin is a useful financial measure to both the Company and investors for evaluating its operating performance and that it facilitates period to period comparisons of the Company's results of operations as the items excluded generally are not a function of the Company's operating performance. Total Platform Portfolio - The Company defines total platform portfolio as the unpaid principal balance outstanding of all loans facilitated through its platform as of the balance sheet date, including loans held for investment, loans held for sale, and loans owned by third-parties. The Company believes that total platform portfolio is a useful financial measure to both the Company and investors in assessing the scale of funding requirements for the Company's network. Equity Capital Required (“ECR”) - The Company defines equity capital required as the sum of the balance of loans held for investment and loans held for sale, less the balance of funding debt and notes issued by securitization trusts as of the balance sheet date. The Company believes that equity capital required is a useful financial measure to both the Company and investors in assessing the amount of the Company's total platform portfolio that the Company funds with its own equity capital. Equity Capital Required as a Percentage of Total Platform Portfolio (“ECR Ratio”) - The Company defines equity capital required as a percentage of total platform portfolio as equity capital required, as defined above, as a percentage of total platform portfolio, as defined above. The Company believes that equity capital required as a percentage of total platform portfolio is a useful financial measure to both the Company and investors in assessing the proportion of outstanding loans on the Company's platform that are funded by the Company's own equity capital. Non-GAAP Sales and Marketing Expense - The Company defines non-GAAP sales and marketing expense as GAAP sales and marketing expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP sales and marketing expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its sales and marketing activities and that it facilitates period to period comparisons of the Company's sales and marketing as the items excluded generally are not a function of the Company's operating performance. Non-GAAP Technology and Data Analytics Expense - The Company defines non-GAAP technology and data analytics expense as GAAP technology and data analytics expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP technology and data analytics expense is presented because the Company believes that it is a useful financial measure to both the Company and investors of its technology and data analytics activities and that it facilitates period to period comparisons of the Company's technology and data analytics as the items excluded generally are not a function of the Company's operating performance. Non-GAAP General and Administrative Expense - The Company defines non-GAAP general and administrative expense as GAAP general and administrative expense, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; and (c) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP general and administrative expense is presented because the Company believes that it is a useful financial measure to both the Company and investors as it facilitates period to period comparisons of the Company's general and administrative costs as the items excluded generally are not a function of the Company's operating performance. 17Affirm FQ4’24 Shareholder Letter

Non-GAAP Other Operating Expenses - The Company defines non-GAAP operating expenses as the aggregate of non-GAAP sales and marketing expense, non-GAAP technology and data analytics expense, and non-GAAP general and administrative expense. Each of these components is calculated as the corresponding GAAP expense category, excluding: (a) depreciation and amortization; (b) stock-based compensation included in GAAP operating loss; (c) the expense related to warrants and share-based payments granted to enterprise partners; and (d) certain other costs as set forth in the reconciliation of adjusted operating income (loss) to GAAP operating loss included in the tables at the end of this letter. Non-GAAP operating expenses are presented because the Company believes that they are useful financial measures to both the Company and investors, facilitating period-to-period comparisons of the Company’s core operating expenses, as the items excluded generally do not reflect the underlying performance of the Company's ongoing operations. Supplemental Performance Indicators Active Merchants - The Company defines an active merchant as a merchant which has a contractual point-of-sale relationship with Affirm or a platform partner, and engages in at least one Affirm transaction during the twelve months prior to the measurement date. The Company believes that active merchants is a useful performance indicator to both the Company and investors because it measures the reach of the Company's network. Total Transactions - The Company defines total transactions as the total number of unique transactions on the Affirm platform during the applicable period. The Company believes that total transactions is a useful performance indicator to both the Company and investors because it measures the frequency of consumer engagement, as demonstrated by the total number of unique transactions. Total Revenue as a Percentage of GMV - The Company defines total revenue as a percentage of GMV as GAAP total revenue as a percentage of GMV, as defined above. The Company believes that total revenue as a percentage of GMV is a useful performance indicator to both the Company and investors of the revenue generated on a transaction processed on the Company's platform. Allowance for Credit Losses as a Percentage of Loans Held for Investment - The Company defines allowance for credit losses as a percentage of loans held for investment as GAAP allowance for credit losses as a percentage of GAAP loans held for investment. The Company believes that allowance for credit losses as a percentage of loans held for investment is a useful performance indicator to both the Company and investors of the future estimated credit losses on the Company's outstanding loans held for investment. Funding Capacity - The Company defines funding capacity as the total amount of committed funding provided by warehouse credit facilities, securitizations, and forward flow loan sale agreements available for the purchase or financing of loans. Funding capacity also includes the utilized portion of uncommitted forward flow loan sale agreements as of the measurement date. The Company believes that funding capacity is a useful performance indicator to both the Company and investors of its ability to fund loan transactions on the Affirm platform. Delinquencies - The Company defines delinquency as when a payment on a loan becomes more than 4 days past due. The Company generally views delinquency in groupings of more than 30 days past due, more than 60 days past due, and more than 90 days past due. A loan is charged off after a payment on a loan becomes 120 days past due. The Company believes that delinquencies are a useful performance indicator to both the Company and investors of the credit quality and performance of the loan portfolio. Average Asset Yield - The Company defines average asset yield as the annualized interest income on unpaid principal balance, divided by the average of loans held for investment during the period. The Company believes that average asset yield is a useful indicator of annualized yield on loans from interest income paid by consumers. Repeat Consumer - The Company defines repeat consumer as a consumer who has transacted with Affirm at least twice. The Company believes that repeat consumer rates on a cohortized basis are a useful indicator of consumer retention and engagement. 18Affirm FQ4’24 Shareholder Letter

Average Cost of Funds - The Company defines average cost of funds as annualized funding costs divided by the average of funding debt and notes issued by securitization trusts during the period. The Company believes that this is a useful indicator of the average cost of third-party financing of loans held for investment. Cumulative Net Charge-Offs - The Company defines cumulative net charge-offs as the total dollar amount of loans charged off over time from a specific cohort of transaction, less any recoveries. The Company believes that cumulative net charge-offs is a useful performance indicator to both the Company and Investors of the credit quality and performance of the loan portfolio. Net Cash - The Company defines net cash as cash and cash equivalents plus securities available for sale, minus convertible senior notes. The Company believes that net cash is a useful performance indicator to both the Company and investors as it provides an alternative perspective of the Company's liquidity. Use of Non-GAAP Financial Measures To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company presents the following non-GAAP financial measures: transaction costs, transaction costs as a percentage of GMV, revenue less transaction costs, revenue less transaction costs as a percentage of GMV, non-GAAP sales and marketing expense, non-GAAP general and administrative expense, adjusted operating income (loss), adjusted operating margin, total platform portfolio, equity capital required, and equity capital required as a percentage of total platform portfolio. Definitions of these non-GAAP financial measures are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above, and reconciliations of these non-GAAP financial measures with the most directly comparable GAAP financial measures are included in the tables below. Summaries of the reasons why the Company believes that the presentation of each of these non-GAAP financial measures provides useful information to the Company and investors are included under "Key Operating Metrics, Non-GAAP Financial Measures and Supplemental Performance Indicators" above. In addition, the Company uses these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of its annual operating budget, and for evaluating the effectiveness of its business strategy. However, these non-GAAP financial measures are presented for supplemental informational purposes only, and these non-GAAP financial measures have limitations as analytical tools. Some of these limitations are as follows: ● Revenue less transaction costs and revenue less transaction costs as a percentage of GMV are not intended to be measures of operating profit or loss as they exclude key operating expenses such as technology and data analytics, sales and marketing, and general and administrative expenses; ● Adjusted operating income (loss) and adjusted operating margin exclude certain recurring, non-cash charges such as depreciation and amortization, the expense related to warrants and share-based payments granted to enterprise partners, and share-based compensation expense, which have been, and will continue to be for the foreseeable future, significant recurring expenses; and ● Other companies, including companies in the same industry, may calculate these non-GAAP financial measures differently from how the Company calculates them or not at all, which reduces its usefulness as a comparative measure. Accordingly, investors should not consider these non-GAAP financial measures in isolation or as substitutes for analysis of the Company's financial results as reported under GAAP, and these non-GAAP measures should be considered along with other operating and financial performance measures presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate the business. 19Affirm FQ4’24 Shareholder Letter

Cautionary Note About Forward-Looking Statements This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. All statements other than statements of historical fact are forward-looking statements, including statements regarding: the Company’s strategy and future operations, including the Company's partnerships with certain key merchant partners and commerce platforms as well as its engagement with existing and prospective originating bank partners and card issuing bank partners; the development, innovation, introduction and performance of, and demand for, the Company’s products, including Affirm Card; the Company’s ability to execute on its initiatives; the Company’s ability to maintain funding sources to support its business; acquisition and retention of merchant partners, commerce platforms and consumers; the Company’s future growth, investments, network expansion, product mix, brand awareness, financial position, gross merchandise volume, revenue, transaction costs, operating income, provision for credit losses, and cash flows; and general economic trends and trends in the Company’s industry and markets. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and assumptions include factors relating to: the Company’s need to attract additional merchants partners, commerce platforms and consumers and retain and grow its relationships with existing merchants partners, commerce platforms and consumers; the highly competitive and evolving nature of its industry; its need to maintain a consistently high level of consumer satisfaction and trust in its brand; the concentration of a large percentage of its revenue and GMV with a small number of merchant partners and commerce platforms; its ability to sustain its revenue growth rate or the growth rate of its related key operating metrics; its ability to successfully maintain its relationship with existing originating bank partners and card issuing bank partners and engage additional originating bank partners and card issuing bank partners; its ability to maintain, renew or replace its existing funding arrangements and build and grow new funding relationships; the impact of any of its existing funding sources becoming unwilling or unable to provide funding to it on terms acceptable to it, or at all; its ability to effectively underwrite loans facilitated through its platform and accurately price credit risk; the performance of loans facilitated through its platform; the impact of elevated market interest rates and corresponding higher negotiated interest rate spreads on its business; the terms of its securitizations, warehouse credit facilities and forward flow agreements; the impact on its business of general economic conditions, including the impact of inflation, ongoing recessionary concerns, the potential for more instability of financial institutions, the financial performance of its merchant partners and commerce platforms, and fluctuations in the U.S. consumer credit market; its ability to achieve sustained profitability in the future; its ability to grow effectively through acquisitions or other strategic investments or alliances; seasonal or other fluctuations in its revenue and GMV as a result of consumer spending patterns; pending and future litigation, regulatory actions and/or compliance issues; developments in its regulatory environment; the impact of the reduction in its workforce announced in February 2023, including its ability to continue to attract and retain highly skilled employees; and other risks that are described in its most recent Annual Report on Form 10-K and in its other filings with the U.S. Securities and Exchange Commission. These forward-looking statements reflect the Company’s views with respect to future events as of the date hereof and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements.The forward-looking statements are made as of the date hereof, and the Company assumes no obligation and does not intend to update these forward-looking statements. 20Affirm FQ4’24 Shareholder Letter

June 30, 2024 June 30, 2023 Assets Cash and cash equivalents $ 1,013,106 $ 892,027 Restricted cash 282,293 367,917 Securities available for sale at fair value 1,131,628 1,174,653 Loans held for sale 36 76 Loans held for investment 5,670,056 4,402,962 Allowance for credit losses (309,097) (204,531) Loans held for investment, net 5,360,959 4,198,431 Accounts receivable, net 353,028 199,085 Property, equipment and software, net 427,686 290,135 Goodwill 533,439 542,571 Intangible assets 13,502 34,434 Commercial agreement assets 104,602 177,672 Other assets 299,340 278,614 Total assets $ 9,519,619 $ 8,155,615 Liabilities and stockholders’ equity Liabilities: Accounts payable $ 41,019 $ 28,602 Payable to third-party loan owners 159,643 53,852 Accrued interest payable 24,327 13,498 Accrued expenses and other liabilities 147,429 180,883 Convertible senior notes, net 1,341,430 1,414,208 Notes issued by securitization trusts 3,236,873 2,165,577 Funding debt 1,836,909 1,764,812 Total liabilities 6,787,630 5,621,432 Stockholders’ equity: Class A common stock, par value $0.00001 per share: 3,030,000,000 shares authorized, 267,305,456 shares issued and outstanding as of June 30, 2024; 3,030,000,000 shares authorized, 237,230,381 shares issued and outstanding as of June 30, 2023 2 2 Class B common stock, par value $0.00001 per share: 140,000,000 shares authorized, 43,747,575 shares issued and outstanding as of June 30, 2024; 140,000,000 shares authorized, 59,615,836 shares issued and outstanding as of June 30, 2023 1 1 Additional paid in capital 5,862,555 5,140,850 Accumulated deficit (3,109,004) (2,591,247) Accumulated other comprehensive loss (21,565) (15,423) Total stockholders’ equity 2,731,989 2,534,183 Total liabilities and stockholders’ equity $ 9,519,619 $ 8,155,615 AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share and per share amounts) 21Affirm FQ4’24 Shareholder Letter

AFFIRM HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited) (in thousands, except share and per share amounts)

	Three Months Ended June 30,		Year ended June 30,	
	2024	2023	2024	2023
Revenue				
Merchant network revenue	$ 181,008	$ 141,419	$ 674,607	$ 507,600
Card network revenue	42,980	34,044	151,401	119,338
Total network revenue	223,988	175,463	826,008	626,938
Interest income	337,618	214,824	1,204,355	685,217
Gain on sales of loans	69,983	32,326	197,153	188,341
Servicing income	27,596	23,212	95,483	87,489
Total revenue, net	**659,185**	**445,825**	**2,322,999**	**1,587,985**
Operating expenses				
Loss on loan purchase commitment	47,756	35,009	180,395	140,265
Provision for credit losses	117,609	94,483	460,628	331,860
Funding costs	95,256	63,008	344,253	183,013
Processing and servicing	89,166	71,247	343,249	257,343
Technology and data analytics	124,231	152,318	501,857	615,818
Sales and marketing	135,324	145,131	576,405	638,280
General and administrative	123,459	127,521	525,291	586,398
Restructuring and other	(156)	936	6,768	35,870
Total operating expenses	**732,645**	**689,653**	**2,938,846**	**2,788,847**
Operating loss	**$ (73,460)**	**$ (243,828)**	**$ (615,847)**	**$ (1,200,862)**
Other income, net	29,321	36,550	100,320	211,617
Loss before income taxes	**$ (44,139)**	**$ (207,278)**	**$ (515,527)**	**$ (989,245)**
Income tax expense (benefit)	997	(1,316)	2,230	(3,900)
Net loss	**$ (45,136)**	**$ (205,962)**	**$ (517,757)**	**$ (985,345)**
Other comprehensive income (loss)				
Foreign currency translation adjustments	$ (4,702)	$ 8,850	$ (13,655)	$ (8,143)
Unrealized gain (loss) on securities available for sale, net	681	1,008	6,857	(882)
Gain (loss) on cash flow hedges	(243)	(2,943)	656	751
Net other comprehensive income (loss)	**(4,264)**	**6,915**	**(6,142)**	**(8,274)**
Comprehensive loss	**$ (49,400)**	**$ (199,047)**	**$ (523,899)**	**$ (993,619)**
Per share data:				
Net loss per share attributable to common stockholders for Class A and Class B				
Basic	$ (0.14)	$ (0.69)	$ (1.67)	$ (3.34)
Diluted	$ (0.14)	$ (0.69)	$ (1.67)	$ (3.34)
Weighted average common shares outstanding				
Basic	315,481,757	299,643,752	309,857,129	295,343,466
Diluted	315,481,757	299,643,752	309,857,129	295,343,466

The following table presents the components and classification of stock-based compensation (in thousands):

	Three Months Ended June 30,		Year ended June 30,	
	2024	2023	2024	2023
General and administrative	$ 44,264	$ 51,135	$ 228,334	$ 239,923
Technology and data analytics	17,789	44,394	96,596	181,396
Sales and marketing	2,746	6,397	16,374	25,914
Processing and servicing	114	1,411	3,207	4,476
Total stock-based compensation in operating expenses	**$ 64,913**	**$ 103,337**	**$ 344,511**	**$ 451,709**

Affirm FQ4'24 Shareholder Letter 22

AFFIRM HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (in thousands)

	Three Months Ended June 30,		Year ended June 30,	
	2024	2023	2024	2023
Cash flows from operating activities				
Net loss	$ (45,136)	$ (205,962)	$ (517,757)	$ (985,345)
Adjustments to reconcile net loss to net cash used in operating activities:				
Provision for losses	117,609	94,483	460,628	331,860
Amortization of premiums and discounts on loans	(50,026)	(37,607)	(187,709)	(141,075)
Gain on sales of loans	(69,983)	(32,326)	(197,153)	(188,341)
Gain on extinguishment of debt	(7,279)	—	(12,638)	(89,841)
Changes in fair value of assets and liabilities	869	(5,866)	(2,776)	(15,883)
Amortization of commercial agreement assets	14,101	21,322	73,070	85,524
Amortization of debt issuance costs	5,658	7,337	24,546	20,535
Amortization of discount on securities available for sale	9,481	(12,349)	(22,799)	(36,060)
Commercial agreement warrant expense	100,126	91,216	406,714	421,934
Stock-based compensation	64,913	103,337	344,511	451,709
Depreciation and amortization	44,223	43,279	169,044	134,634
Impairment of right of use assets	—	1,244	752	1,244
Other	(25,587)	(9,119)	(25,331)	(8,825)
Change in operating assets and liabilities:				
Purchases and origination of loans held for sale	(1,075,931)	(1,289,572)	(4,212,299)	(6,009,361)
Proceeds from the sale of loans held for sale	1,048,639	1,336,197	4,211,687	6,174,447
Accounts receivable, net	(61,991)	(65,906)	(167,757)	(67,690)
Other assets	(26,953)	(11,174)	31,228	(14,466)
Accounts payable	5,795	(1,420)	12,417	(5,038)
Payable to third-party loan buyers	29,913	9,665	105,791	(17,531)
Accrued interest payable	1,525	(113)	11,138	7,915
Accrued expenses and other liabilities	(11,203)	7,123	(55,169)	(38,165)
Net cash provided by operating activities	68,763	43,789	450,138	12,181
Cash flows from investing activities				
Purchases and origination of loans held for investment	(5,931,339)	(3,963,962)	(21,488,547)	(13,586,251)
Proceeds from the sale of loans held for investment	1,878,780	488,607	6,058,799	1,582,501
Principal repayments and other loan servicing activity	3,832,744	2,828,884	14,147,034	10,028,452
Acquisition, net of cash and restricted cash acquired	—	—	—	(16,051)
Additions to property, equipment and software	(38,256)	(24,858)	(159,296)	(120,775)
Purchases of securities available for sale	(524,829)	(515,886)	(986,071)	(1,082,147)
Proceeds from maturities and repayments of securities available for sale	245,062	409,710	1,136,937	1,537,495
Other investing cash inflows/(outflows)	205	331	(34,005)	3,706
Net cash used in investing activities	(537,633)	(777,174)	(1,325,149)	(1,653,070)
Cash flows from financing activities				
Proceeds from funding debt	3,814,368	1,846,168	12,639,444	6,894,971
Proceeds from issuance of notes and certificates by securitization trust	748,172	400,000	2,350,000	1,150,000
Principal repayments of funding debt	(3,588,105)	(1,606,421)	(12,552,937)	(5,801,531)
Principal repayments of notes issued by securitization trust	(748,172)	(21,665)	(1,276,451)	(606,299)
Payment of debt issuance costs	(8,114)	(5,036)	(27,302)	(22,443)
Extinguishment of convertible debt	(38,001)	—	(63,561)	(206,567)
Proceeds from exercise of common stock options and warrants and contributions to ESPP	6,804	6,859	33,125	15,768
Payments of tax withholding for stock-based compensation	(40,983)	(10,356)	(189,169)	(73,845)
Repurchases of common stock	—	—	—	(109)
Net cash provided by financing activities	145,969	609,549	913,149	1,349,945
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,391)	2,288	(2,683)	81
Net increase (decrease) in cash, cash equivalents and restricted cash	**(324,292)**	**(121,548)**	**35,455**	**(290,863)**
Cash, cash equivalents and restricted cash, beginning of period	1,619,691	1,381,492	1,259,944	1,550,807
Cash, cash equivalents and restricted cash, end of period	**$ 1,295,399**	**$ 1,259,944**	**$ 1,295,399**	**$ 1,259,944**

Affirm FQ4'24 Shareholder Letter 23

AFFIRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONT. (Unaudited) (in thousands) Three Months Ended June 30, Year ended June 30, 2024 2023 2024 2023 Supplemental disclosures of cash flow information Cash payments for interest expense $ 89,739 $ 58,268 $ 318,235 $ 163,191 Cash paid for operating leases 4,090 8,026 16,037 16,354 Cash paid for income taxes 599 430 1,187 808 Supplemental disclosures of non-cash investing and financing activities Stock-based compensation included in capitalized internal-use software $ 27,069 $ 17,348 $ 126,510 $ 80,108 Issuance of common stock in connection with settlement of contingent consideration liability — 13,674 — 13,674 Securities retained under unconsolidated securitization transactions 58,507 — 58,507 — Right of use assets obtained in exchange for operating lease liabilities — — — 494 24Affirm FQ4’24 Shareholder Letter

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following tables present a reconciliation of transaction costs, revenue less transaction costs, adjusted operating income (loss), adjusted operating margin, non-GAAP general and administrative expense, non-GAAP Technology and data analytics expense, and equity capital required to their most directly comparable financial measures prepared in accordance with GAAP for each of the periods indicated.

	Three Months Ended June 30,		Year ended June 30,	
	2024	2023	2024	2023
	(in thousands, except percent data)			
Operating expenses				
Loss on loan purchase commitment	$ 47,756	$ 35,009	$ 180,395	$ 140,265
Provision for credit losses	117,609	94,483	460,628	331,860
Funding costs	95,256	63,008	344,253	183,013
Processing and servicing	89,166	71,247	343,249	257,343
Transaction costs (Non-GAAP)	**$ 349,787**	**$ 263,747**	**$ 1,328,525**	**$ 912,481**
Technology and data analytics	124,231	152,318	501,857	615,818
Sales and marketing	135,324	145,131	576,405	638,280
General and administrative	123,459	127,521	525,291	586,398
Restructuring and other	(156)	936	6,768	35,870
Total operating expenses	**$ 732,645**	**$ 689,653**	**$ 2,938,846**	**$ 2,788,847**
Total revenue	$ 659,185	$ 445,825	$ 2,322,999	$ 1,587,985
Less: Transaction costs (Non-GAAP)	(349,787)	(263,747)	(1,328,525)	(912,481)
Revenue less transaction costs (Non-GAAP)	**$ 309,398**	**$ 182,078**	**$ 994,474**	**$ 675,504**
Operating income (loss)	**$ (73,460)**	**$ (243,828)**	**$ (615,847)**	**$ (1,200,862)**
Add: Depreciation and amortization	44,284	43,279	169,904	133,233
Add: Stock-based compensation included in operating expenses	64,913	103,337	344,511	451,709
Add: Enterprise warrant and share-based expense	114,226	110,467	475,595	499,150
Add: Restructuring and other	(156)	936	6,768	35,870
Add: Other costs [3]	—	517	(66)	8,583
Adjusted operating income (loss) (Non-GAAP)	**$ 149,807**	**$ 14,709**	**$ 380,864**	**$ (72,317)**
Divided by: Total revenue, net	$ 659,185	$ 445,825	$ 2,322,999	$ 1,587,985
Adjusted operating margin (Non-GAAP)	**22.7 %**	**3.3 %**	**16.4 %**	**(4.6)%**
General and administrative expense	**$ 123,459**	**$ 127,521**	**$ 525,291**	**$ 586,398**
Less: Depreciation and amortization included in general and administrative expense	(616)	(660)	(2,788)	(2,777)
Less: Stock-based compensation included in general and administrative expense	(44,264)	(51,135)	(228,334)	(239,923)
Less: Other costs included in general and administrative expense	—	(517)	66	(6,653)
Non-GAAP General and administrative expense	**$ 78,579**	**$ 75,208**	**$ 294,236**	**$ 337,044**
Technology and data analytics expense	**$ 124,231**	**$ 152,318**	**$ 501,857**	**$ 615,818**
Less: Depreciation and amortization included in technology and data analytics expense	(42,875)	(34,737)	(156,924)	(112,021)
Less: Stock-based compensation included in technology and data analytics expense	(17,789)	(44,394)	(96,596)	(181,396)
Non-GAAP Technology and data analytics	**$ 63,567**	**$ 73,187**	**$ 248,337**	**$ 322,401**
Sales and marketing expense	**$ 135,324**	**$ 145,131**	**$ 576,405**	**$ 638,280**
Less: Depreciation and amortization included in sales and marketing expense	(757)	(7,773)	(9,842)	(18,023)
Less: Stock-based compensation included in sales and marketing expense	(2,746)	(6,397)	(16,374)	(25,914)
Less: Enterprise warrant and share-based expense included in sales and marketing expense	(114,226)	(110,467)	(475,595)	(499,150)
Less: Other costs included in sales and marketing	—	—	—	(1,930)
Non-GAAP Sales and marketing expense	**$ 17,595**	**$ 20,493**	**$ 74,594**	**$ 93,263**

	June 30, 2024	June 30, 2023	June 30, 2022
		(in thousands)	
Loans held for investment	$ 5,670,056	$ 4,402,962	$ 2,503,561
Add: Loans held for sale	36	76	2,670
Less: Funding debt	(1,836,909)	(1,764,812)	(672,577)
Less: Notes issued by securitization trusts	(3,236,873)	(2,165,577)	(1,627,580)
Equity capital required (Non-GAAP)	$ 596,310	$ 472,649	$ 206,074

[3] Other costs consist of expenses incurred in the period associated with the Company's acquisitions, impairment charges, and exit and disposal costs

Affirm FQ4'24 Shareholder Letter 25

SUPPLEMENTAL DELINQUENCY INFORMATION Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2018 3.9% 3.8% 2.9% 2.6% FY 2019 2.9% 2.5% 2.0% 1.9% FY 2020 2.5% 2.1% 1.9% 1.1% FY 2021 0.8% 0.8% 0.7% 0.9% FY 2022 1.5% 1.6% 2.1% 2.1% FY 2023 2.7% 2.4% 2.3% 2.1% FY 2024 2.4% 2.4% 2.3% 2.4% 60+ Day Delinquencies FY 2018 2.3% 2.2% 1.7% 1.4% FY 2019 1.6% 1.4% 1.2% 1.1% FY 2020 1.4% 1.2% 1.1% 0.8% FY 2021 0.5% 0.4% 0.4% 0.5% FY 2022 0.9% 0.9% 1.2% 1.2% FY 2023 1.6% 1.5% 1.4% 1.2% FY 2024 1.4% 1.4% 1.4% 1.5% 90+ Day Delinquencies FY 2018 1.0% 1.0% 0.8% 0.6% FY 2019 0.8% 0.7% 0.5% 0.5% FY 2020 0.6% 0.6% 0.5% 0.4% FY 2021 0.2% 0.2% 0.2% 0.2% FY 2022 0.4% 0.4% 0.5% 0.5% FY 2023 0.7% 0.7% 0.6% 0.5% FY 2024 0.7% 0.7% 0.6% 0.6% Three Months Ending September 30 December 31 March 31 June 30 30+ Day Delinquencies FY 2018 4.0% 3.8% 3.2% 2.9% FY 2019 3.3% 3.2% 2.7% 2.6% FY 2020 3.2% 2.9% 2.8% 1.8% FY 2021 1.4% 1.3% 1.2% 1.3% FY 2022 2.1% 2.1% 2.7% 2.5% FY 2023 3.2% 2.7% 2.5% 2.3% FY 2024 2.5% 2.5% 2.4% 2.5% 60+ Day Delinquencies FY 2018 2.3% 2.2% 1.8% 1.6% FY 2019 1.9% 1.8% 1.6% 1.5% FY 2020 1.8% 1.7% 1.6% 1.3% FY 2021 0.8% 0.7% 0.7% 0.7% FY 2022 1.2% 1.2% 1.6% 1.4% FY 2023 1.9% 1.6% 1.5% 1.3% FY 2024 1.5% 1.5% 1.4% 1.5% 90+ Day Delinquencies FY 2018 1.1% 1.0% 0.9% 0.7% FY 2019 0.9% 0.9% 0.7% 0.6% FY 2020 0.8% 0.8% 0.7% 0.6% FY 2021 0.4% 0.3% 0.3% 0.3% FY 2022 0.6% 0.6% 0.6% 0.6% FY 2023 0.9% 0.8% 0.7% 0.6% FY2024 0.7% 0.7% 0.7% 0.6% Monthly Installment Loan (ex-Peloton) Monthly Installment Loan 26Affirm FQ4’24 Shareholder Letter